Exhibit 10.11

ASSET PURCHASE AGREEMENT

by and among

WGU, LLC

(“Purchaser”)

and

WOMEN’S GOLF UNLIMITED, INC.

(“Seller”)

Dated as of December 15, 2006

Confidential Treatment Requested.
Confidential Material in this document has been redacted
and filed separately with the Commission.

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TABLE OF CONTENTS

Page
	5.9	Change of Name.	13
	5.10	Taxes.	14
	5.11	Inventory.	14
	5.12	Warranty Claims.	14
	5.13	Confidentiality.	15
	5.14	Limited License Agreement.	15
6.	CONDITIONS TO CLOSING		15
	6.1	Shareholder Approval.	15
	6.2	Due Performance.	15
	6.3	Accuracy of Representations and Warranties.	15
	6.4	No Legal Prohibition	15
7.	TERMINATION		15
	7.1	Termination by Mutual Consent.	15
	7.2	Termination by Either Party.	16
	7.3	Effect of Termination	16
8.	CLOSING		16
9.	INDEMNIFICATION		16
	9.1	Survival.	16
	9.2	Indemnification by Seller.	16
	9.3	Indemnity by Purchaser.	17
	9.4	Defense of Third-Party Claims.	17
	9.5	Offset.	18
	9.6	No Third-Party Beneficiaries.	18
10.	GENERAL PROVISIONS AND OTHER AGREEMENTS		19
	10.1	Notices.	19
	10.2	Fees and Expenses.	19
	10.3	Interpretation; Construction.	20
	10.4	Parties in Interest.	20
	10.5	Governing Law.	20
	10.6	Incorporation by Reference.	20
	10.7	Entire Agreement; Amendment; Waiver.	20
	10.8	Assignment; Binding Effect.	20
	10.9	Severability.	20
	10.10	Counterparts.	20
	10.11	Headings.	20
	10.12	Arbitration.	21
	10.13	Jurisdiction; Venue	21
	10.14	Execution by Facsimile; Delivery of Original Signed Agreement; Counterparts.	22
	10.15	Disclosure Schedules.	22
	10.16	Purchaser Parent Guarantee	22

LIST OF SCHEDULES

Schedule 2.1(a)	-	Intangible Assets
Schedule 2.5	-	Allocation of Purchase Price
Schedule 3.3	-	Consents and Approvals
Schedule 3.5(a)	-	Financial Statements
Schedule 3.5(b)	-	Financial Statement Exceptions
Schedule 3.6	-	Liabilities
Schedule 3.10(b)	-	Permits
Schedule 3.12	-	Customers and Suppliers
Schedule 3.13	-	Proprietary Rights
Schedule 3.14	-	Exception to Transferability of Permits
Schedule 3.18	-	Third-Party Payments

ii

TABLE OF CONTENTS

LIST OF EXHIBITS

Exhibit A	-	Agreement to Preserve Corporate Opportunity
Exhibit B	-	Assignment of Proprietary Rights
Exhibit C	-	Bill of Sale
Exhibit D	-	Limited License Agreement

Asset Purchase Agreement --

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of December 15, 2006, by and among WGU, LLC, a Texas limited liability company (“Purchaser”), and WOMEN’S GOLF UNLIMITED, INC., a New Jersey corporation (“Seller”), and, solely for the purposes of Section 10.16 of this Agreement, ADAMS GOLF LTD. a Texas Limited Partnership (“Purchaser Parent”).

RECITALS OF THE PARTIES:

A. Seller has been engaged in the business, among other things, of designing, manufacturing, assembling, distributing and selling women’s golf clubs and related products (the “Business”).

B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain of Seller’s assets used in the Business free and clear of any and all Liens upon the terms and conditions set forth in this Agreement.

C. The parties desire to make certain representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

D. In light of Seller’s ownership of the Assets, and the contributions of Seller in the past to the growth and development of the Business, one of the conditions to the consummation by Purchaser of the transactions contemplated in this Agreement is that Seller agree to certain covenants contained in this Agreement and in the Operative Documents (as hereinafter defined) for the purpose of transferring to the Purchaser all of the goodwill, proprietary rights and going concern value of the Assets (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, agreements and promises herein contained, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

AGREEMENTS:

1.	DEFINITIONS

1.1 Definitions. Unless otherwise stated in this Agreement, the following terms shall have the following meanings:

“Accounting Firm”: Means a neutral, national or regional accounting firm selected by the parties.

“Affiliate”: Any Person that, directly or indirectly, controls, or is controlled by, or under common control with, another Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

“Agreement”: As defined in the first paragraph of this Agreement.

“Agreement to Preserve Corporate Opportunity”: The Agreement to Preserve Corporate Opportunity, in substantially the form attached hereto as Exhibit A.

“Annual Financial Statements”: As defined in Section 3.5(a) hereof.

“Applicable Law”: All applicable provisions (domestic or foreign) of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes and Orders of or with any Governmental Authority and (ii) Governmental Consents.

“Assets”: As defined in Section 2.1 hereof.

“Assignment of Proprietary Rights”: The Assignment of Proprietary Rights, in substantially the form attached hereto as Exhibit B.

“Bill of Sale”: The Bill of Sale, in substantially the form set forth in Exhibit C.

“Business”: As defined in the Recitals of the Parties.

“Closing”: As defined in Section 8 hereof.

“Closing Date”: As defined in Section 8 hereof.

“Code”: The Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement”: As defined in Section 5.13 hereof.

“Consent”: Any consent, approval, authorization, action, waiver, permit, grant, franchise, concession, agreement, license, exemption or Order of any Person (including foreign Persons), including any Governmental Authority.

“Customer Data”: Seller’s current customer list and corresponding contact information, sales records (including pricing information and customer contractual status), other records, telephone numbers and fax numbers, email addresses, current accounts receivable aging, and other customer data (including credit data) relating to the Assets.

“Damages”: Any and all damages, claims, obligations, expenses, demands, assessments, penalties, Liabilities (joint or several), costs, losses, diminution in value, defenses, judgments, disbursements and expenses (including disbursements, expenses and reasonable fees of attorneys, accountants and other professional advisors and of expert witnesses, costs of investigation and preparation, and costs of settlement) of any kind whatsoever, whether fixed or contingent, suffered or incurred by a Person, without regard to the timing of any payment or performance.

“Disclosure Schedules”: The disclosure schedules to this Agreement delivered by Seller to Purchaser on the date hereof.

“Earn Out Obligation”: As defined in Section 2.2(b) hereof.

“Earn Out Period”: Means the twelve month period from (1) if the Closing occurs prior to January 1, 2007, January 1, 2007 through December 31, 2007; or (2) if the Closing occurs after January 1, 2007, thirteen (13) months after the Closing.

“Excluded Liabilities”: As defined in Section 2.4 hereof.

“Final Accounting”: As defined in Section 2.3(e) hereof.

“Financial Statements”: As defined in Section 3.5(a) hereof.

“GAAP”: As defined in Section 1.2 hereof.

“Governmental Consent”: Any Consent of, from or with any Governmental Authority.

“Governmental Authority”: Any federal, state, municipal, court or other governmental department, commission, board, bureau, agency, authority or instrumentality, domestic or foreign.

“including” or “includes”: Means including or includes without limitation.

“Indemnified Person”: As defined in Section 9.4 hereof.

“Indemnifying Person”: As defined in Section 9.4 hereof.

“Initial Cash Amount”: As defined in Section 2.2(a) hereof.

“Intangible Assets”: As defined in Section 2.1(a) hereof.

“Interim Financial Statements”: As defined in Section 3.5(a) hereof.

“IRS”: The Internal Revenue Service.

“JAMS”: As defined in Section 10.12(a) hereof.

“Liability”: Means any commitments, liabilities, obligations (including contract and capitalized lease obligations), indebtedness, accounts payable, accrued expenses of any nature whatsoever, losses, Damages, costs, expenses and personal injuries (whether any of the foregoing are known or unknown, secured or unsecured, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated and/or due or to become due), including any liability or obligation for Taxes.

“Liens”: All mortgages, deeds of trust, claims, liens, security interests, pledges, leases, conditional sale contracts, rights of first refusal, options, charges, Liabilities, obligations, agreements, powers of attorney, limitations, reservations, restrictions and other encumbrances of any kind or character.

“Limited License Agreement”: The Limited License Agreement, in substantially the form set forth in Exhibit D.

“Material Adverse Effect”: (i) Any change, development or effect (individually or in the aggregate) that is materially adverse to the Assets or the goodwill, or condition thereof (whether or not the result thereof would be covered by insurance) or (ii) any fact or development that could (individually or in the aggregate) impair the ability of Seller or Purchaser to consummate the Transactions; provided, however, that “Material Adverse Effect” shall exclude any effect arising out of or resulting from (a) general economic, regulatory or political conditions or events; (b) changes affecting the industry in which the Business operates; (c) the execution of this Agreement or any of the Operative Documents; or (d) any action taken by Seller or Purchaser or any of their respective representatives or other action required by the terms of this Agreement or necessary to consummate the Transactions.

“Operative Documents”: This Agreement, the Agreement to Preserve Corporate Opportunity, the Assignment of Proprietary Rights, the Bill of Sale, the License Agreement and all other agreements, instruments, documents, exhibits, schedules and certificates executed and delivered by or on behalf of Seller or Purchaser at the Closing pursuant to this Agreement.

“Order”: Any order, writ, injunction, decree, judgment, award or determination of, or agreement with, any Governmental Authority.

“Permits”: All permits, authorizations, certificates, approvals, registrations, variances, exemptions, franchises, privileges, immunities, grants, ordinances, licenses and other rights of every kind and character, issued, applied for or pending (i) under any (A) Applicable Law; (B) Order or (C) contract with any Governmental Authority or (ii) granted by any Governmental Authority.

“Person”: An individual, partnership, joint venture, corporation, company, limited liability company, bank, trust, unincorporated organization, Governmental Authority or other entity or group.

“Proceeding”: Any action, claim, suit, proceeding, litigation, arbitration, mediation, investigation, inquiry, or audit commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator..

“Purchase Price”: As defined in Section 2.2 hereof.

“Purchaser”: As defined in the first paragraph of this Agreement.

“Purchaser Parent”: As defined in the first paragraph of this Agreement.

“Purchaser Indemnitees”: As defined in Section 9.2 hereof.

“Seller”: As defined in the first paragraph of this Agreement.

“Seller Indemnitees”: As defined in Section 9.3 hereof.

“Supplier Data”: All of Seller’s supplier and vendor lists, records, telephone and fax numbers, email addresses and publications and marketing material relating to the purchase of raw materials, goods, utilities and other supplies and services used in connection with the Assets.

“Revenue”: As defined in Section 2.3(a) hereof.

“Taxes” (including, with correlative meaning, “Taxes” and “Taxable”): Means (i)(A) any net income, gross income, business and occupation, admissions, gross receipts, sales, use, value added, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever, together with (B) any interest and any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) (a “Tax Authority”) responsible for the imposition of any such tax; (ii) any Liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other corporation or entity at any time prior to and through the effective time of Closing and (iii) any Liability for the payment of any amount of the type described in the preceding clauses (i) or (ii) as a result of a contractual obligation to any other Person or of transferee, successor or secondary Liability.

“Tax Returns”: Means any report, return or other information (including any attached schedules or any amendments to such report, return, document, declaration or any other information) required to be supplied to or filed with any Tax Authority or jurisdiction (foreign or domestic) with respect to any Tax, including an information return or any document with respect to or accompanying payments.

“Termination Date”: As defined in Section 7.2(a) hereof.

“Threatened”: Any matter or thing will be deemed to have been Threatened when used herein with respect to any party if that party has received notice from the Person to whom the threat is attributable or such Person’s agents, which notice makes reference to or identifies the matter or thing being threatened or that party observes an action by the Person to whom the threat is attributable or such Person’s agents that in the exercise of reasonable business judgment would reasonably be expected to cause such party to believe that the matter or thing is being threatened.

“Transaction” or “Transactions”: The sale and purchase of the Assets, the performance of covenants and the other transactions contemplated hereby and by the Operative Documents, in each case as described by this Agreement and the Operative Documents.

“Transaction Expenses”: The expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the consummation of the Transactions, including all fees and expenses of counsel and representatives and any and all employee compensation, retention bonuses or incentive compensation related to or resulting from the Transactions, whenever occurring.

“Transfer Taxes”: As defined in Section 5.10 hereof.

“WGU Trademarks”: Means the trademarks set forth on Schedule 2.1(a).

“Wire Transfer”: Means a payment of money by same day wire transfer in immediately available funds to an account or account designated in writing by the recipient to the payor at least two (2) days prior to the date of payment; provided, however, that if the recipient fails to make such designation prior to the payment due date, the term shall instead mean payment of money by overnight delivery of a certified or cashier’s check of a federally insured financial institution.

1.2 Accounting Terms and Definitions. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles published by the Financial Accounting Standards Board as in effect from time to time, applied on a consistent basis (“GAAP”).

2.	SALE OF ASSETS; ASSUMPTION OF CERTAIN LIABILITIES

2.1 Agreement to Purchase and Sell. Subject to the applicable terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, all of the following assets that are currently owned by Seller (such assets, being collectively referred to as the “Assets”), free and clear of all Liens:

(a) Intellectual Property and Intangible Assets. All intellectual property rights owned by, licensed to, or used by, Seller in the Business, including all proprietary information, know-how, designs, plans, other trade secrets, business and marketing plans, copyrights, all registered or unregistered trademarks, service marks, trade dress and trade names (whether or not registered or registrable), common law copyrights and registered copyrights, all names, logos, labels and slogans, in each case used by Seller in connection with the Assets, all registrations or applications for registration for any of the above and any right to recovery for infringement thereof (including past infringement) and any and all goodwill associated therewith or connected with the use thereof (collectively, the “Intangible Assets”). The Intangible Assets shall include all right, title and interest in and to the names set forth on Schedule 2.1(a) and any derivations of such names and in the same manner historically used, and all of Seller’s rights to email addresses, Internet domain names (including the domain names set forth on Schedule 2.1(a)), and URLs.

(b) Customer Data and Supplier Data. All of the Customer Data and Supplier Data.

(c) Books and Records. All of Seller’s books, records, papers, files and instruments of whatever nature and wherever located that relate solely to the Assets or that are required or necessary in order for Purchaser to utilize the Assets from and after the Closing in the manner in which it has been historically utilized, including graphic materials, diagrams, designs, specifications, warranties, guaranties, media, sales and marketing literature, brochures or other sales aids, catalogs, price lists, mailing lists, sales (of which complete copies shall be provided to Purchaser).

(d) Warranty Rights. To the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that Seller is entitled to enforce with respect to the Assets.

2.2 Purchase Price. Subject to the terms and conditions of this Agreement, the total purchase price for the Assets (the “Purchase Price”) to Seller shall be as follows:

(a) $600,000 shall be paid by Wire Transfer at Closing (the “Initial Cash Amount”); and

(b) the earn out obligation in an aggregate maximum amount up to $400,000 (the “Earn Out Obligation”) will be paid by Wire Transfer in accordance with Section 2.3 below.

2.3 Earn Out Obligation.

Subject to the terms and conditions of this Agreement, the Earn Out Obligation, if earned, shall be paid by Purchaser to Seller as follows:

(a) The amount payable by Purchaser to Seller under the Earn Out Obligation shall equal [****]1  of net revenue (defined as gross revenue less discounts and allowances, but excluding early payment discounts) as calculated in accordance with GAAP (the ”Revenue”) attributable to sales of Purchaser products using the WGU Trademarks through customary wholesale or retail distribution channels, based on the books and records of the Purchaser (as identified by a specific accounting code assigned to such Revenue), up to a maximum aggregate Earn Out Obligation of $400,000 for the Earn Out Period.

(b) The Earn Out Obligation, if any, payable by Purchaser under Section 2.3(a) to Seller shall be payable at the end of each three (3)-month period (as earned) within forty-five (45) days after the end of such three (3)-month period of the Earn Out Period. At the time of each payment, Purchaser shall provide to Seller a written report detailing Purchaser’s Revenue from the sale of Purchaser products using the WGU Trademarks during the three (3)-month period to which the payment relates and shall include in such report an accounting of the Revenue on a per customer basis.

(c) After the end of each quarter during the Earn Out Period, Revenue shall be recalculated by Purchaser on a period-to-date basis. All calculations and determinations under Sections 2.3(a) and 2.3(b) hereof shall be made by Purchaser and reported to Seller by the applicable payment dates set forth in Section 2.3(b). If such calculations and determination indicate that Seller received payments in any applicable period that were greater than the amount to which Seller was entitled during such period, such excess shall be deducted from the next payment or, if greater than the next payment, remitted from Seller to Purchaser by Wire Transfer within ten (10) days of Purchaser’s becoming aware of such excess. If, after such determination, Revenue for the applicable period is greater than originally calculated, Purchaser shall remit the shortfall to Seller by Wire Transfer within ten (10) days of Seller’s becoming aware of such shortfall.

(d) The determinations of Purchaser under Section 2.3(c) shall be conclusive and binding upon the parties on the thirtieth (30th) day after receipt by Seller of each such determination, unless Seller, within such 30-day period, requests that a determination be reviewed by the Accounting Firm. Upon any such request, the Accounting Firm shall either confirm such original determination or make such changes therein as it deems appropriate, and, after such review and any change deemed appropriate by the Accounting Firm, such determination shall be conclusive and binding upon the parties. If any such change results in an increase to the Earn Out Obligation of more than 3%, the cost of such determination by the Accounting Firm shall be borne by Purchaser; otherwise the cost shall be borne by Seller.

(e) Within 60 days of the end of the Earn Out Period, Purchaser shall provide Seller with an accounting of the total Revenue attributable to sales of Purchaser products using the WGU Trademarks during the Earn Out Period (the “Final Accounting”). If the Final Accounting determines that Seller received payments during the Earn Out Period that were greater than the amount to which Seller was entitled during the Earn Out Period, such excess shall be promptly remitted from Seller to Purchaser by Wire Transfer within ten (10) days of Purchaser’s becoming aware of such excess. If the Final Accounting determines that Revenue for the Earn Out Period is greater than originally calculated, and subject to the aggregate maximum amount set forth in Section 2.2(b), Purchaser shall promptly remit the shortfall to Seller by Wire Transfer within ten (10) days of Seller’s becoming aware of such shortfall.

[1]	Confidential material redacted and filed separately with the Commission.

(f) As an express condition of Purchaser making any Earn Out Obligation payments to Seller, Seller shall preserve and maintain its corporate existence and good standing under Applicable Law of the State of New Jersey for the duration of the Earn Out Period and for 60 days thereafter.

2.4 No Assumption of Liabilities. Purchaser does not assume or agree to pay, perform or discharge, and shall not be responsible for, any Liabilities of Seller of any kind whatsoever, whether accrued, absolute, known or unknown, contingent or otherwise (“Excluded Liabilities”). Without limiting the generality of the foregoing, and notwithstanding any other provision hereof or of any Operative Document and regardless of any disclosure to or investigation by Purchaser, neither Purchaser nor any of its Affiliates shall assume or have any liability for any Liabilities of Seller or any of its Affiliates, that in any manner relates to or arises out of the operation of the Business or the ownership or use of the Assets during any period on or prior to the Closing Date.

2.5 Allocation of Purchase Price.

(a) As set forth on Schedule 2.5, the Purchase Price (as adjusted and as to be adjusted pursuant to the terms of this Agreement) for the Assets has been allocated in accordance with Section 1060 of the Code.

(b) The parties shall each report the federal, state and local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of IRS Forms 8594) in a manner consistent with such allocation schedule and shall not make any inconsistent written statement or take any inconsistent position on any Tax Returns during the course of any IRS or other Tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise.

(c) Each party shall promptly notify the other party if it receives notice that the IRS proposes any allocation different from the allocation agreed upon in accordance with this Section 2.5.

2.6 Seller Deliveries. At the Closing, Seller shall deliver, as appropriate, or cause to be delivered to Purchaser the following:

(a) an Agreement to Preserve Corporate Opportunity, in substantially the form of Exhibit A, hereto,

(b) an Assignment of Proprietary Rights, in substantially the form of Exhibit B hereto;

(c) a Bill of Sale, in substantially the form of Exhibit C hereto; and

(d) the Limited License Agreement, in substantially the form of Exhibit D, hereto.

(e) an Officer’s Certificate duly executed by an officer of Seller certifying to (i) Seller’s Certificate of Incorporation, as amended, attached thereto (as certified as of a recent date by the Secretary of State of the State of New Jersey; (ii) to the due adoption by Seller’s Board of Directors and by the shareholders of Seller of corporate resolutions attached to such Officer’s Certificate authorizing the Transactions and the execution and delivery of this Agreement, the Operative Documents and the other agreements and documents contemplated hereby and thereby and the taking of all actions contemplated hereby and thereby; and (iii) to the incumbency and true signatures of those officers of Seller duly authorized to act on its behalf in connection with the Transactions and this Agreement and to execute and deliver this Agreement and the Operative Documents;

(f) Certificates of Existence and Good Standing for Seller issued by the Secretary of State of the State of New Jersey, and a clearance certificate or similar document(s) that may be required by any state or foreign Tax Authority in order to relieve Purchaser of any obligation to withhold any portion of the Purchase Price, at a date not more than ten (10) days prior to the Closing Date;

(g) all Consents, if any, necessary to consummate the Transactions;

(h) the Disclosure Schedules;

(i) possession or constructive possession of the Assets, free and clear of any and all Liens; and

(j) such certificates, including evidence of any lien holders’ release of lien on any of the Assets, and other evidence as may be required in order to consummate the Transactions.

2.7 Purchaser Deliveries. At the Closing, Purchaser shall execute and deliver, as appropriate, or cause to be delivered to Seller the following:

(a) the Initial Cash Amount of the Purchase Price to Seller, as provided herein;

(b) an Agreement to Preserve Corporate Opportunity, in substantially the form of Exhibit A, hereto,

(c) an Assignment of Proprietary Rights, in substantially the form of Exhibit B hereto;

(d) a Bill of Sale, in substantially the form of Exhibit C hereto; and

(e) the Limited License Agreement, in substantially the form of Exhibit D hereto;

(f) an Officer’s Certificate dated the Closing Date signed by an officer of Purchaser certifying to (i) the Certificate of Formation of Purchaser; (ii) the due adoption by the Purchaser’s Board of Managers of resolutions, a copy of which shall be attached thereto, approving the execution and delivery of this Agreement, the Operative Documents and the other agreements and documents contemplated hereby and thereby and the taking of all actions contemplated hereby and thereby; and (iii) the incumbency and true signatures of those officers of the Purchaser duly authorized to act on its behalf in connection with the Transactions and this Agreement and to execute and deliver this Agreement and the Operative Documents; and

(g) a Certificate of Existence and Account Status issued by the Texas Secretary of State and the Office of the Comptroller of Public Accounts of the State of Texas at a date not more than ten (10) days prior to the Closing Date.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that the following are true, correct and complete as of the date of this Agreement and Closing, regardless of what investigations, if any, Purchaser shall have made prior hereto or prior to the Closing:

3.1 Organization; Good Standing. Seller is a corporation duly organized, validly existing and in good standing under Applicable Laws of the State of New Jersey. Seller has full corporate power and authority to own and lease the Assets and to carry on the Business as previously conducted. Seller is duly qualified in each jurisdiction in which it transacts business.

3.2 Authority Relative to this Agreement; Enforceability. Seller has full power and authority (corporate and otherwise) to execute, deliver and perform this Agreement (including execution, delivery and performance of the Operative Documents to which it is a party) and to consummate the Transactions. The execution and delivery by Seller of this Agreement and each of the Operative Documents, and the consummation of the Transactions, have been duly and validly authorized by the Board of Directors of Seller and the shareholders of Seller in accordance with Applicable Law and no other corporate proceedings on the part of Seller are necessary with respect thereto. This Agreement has been duly and validly executed and delivered by Seller, and constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms (subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar Applicable Laws affecting creditors’ rights generally and to general equitable principles).

3.3 Consents and Approvals. Except as set forth in Schedule 3.3, or otherwise required by this Agreement or the Operative Documents, the execution, delivery and performance by Seller of this Agreement and each of the Operative Documents and the consummation of the Transactions by it do not require any Consent of, or Order by, any Governmental Authority or any Consent of, or giving of notice to, any other Person.

3.4 No Violations. The execution, delivery and performance of this Agreement and each of the Operative Documents by Seller, the consummation by Seller of the Transactions and compliance by Seller with any of the provisions hereof and the Operative Documents, does not and will not (a) conflict with or result in any breach or violation of any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of Seller, (b) result in the creation or imposition of any Lien on any of the property of Seller (including the Assets) or (c) violate any Order or Applicable Law with respect to any Seller, the Business or the Assets.

3.5 Financial Statements; No Undisclosed Liabilities.

(a) Schedule 3.5(a) sets forth correct and complete copies of the (i) unaudited financial statements of Seller at and for the year ended December 31, 2005 (collectively, the “Annual Financial Statements”) and (ii) the unaudited financial statements of Seller at and for the year-to-date periods ended November 30, 2006 (the “Interim Financial Statements”), including in each case, a balance sheet and income statement (the Annual Financial Statements and Interim Financial Statements collectively referred to as the “Financial Statements”).

(b) Except as set forth in Schedule 3.5(b), the Financial Statements have been prepared from the books and records of Seller in accordance with GAAP, consistently applied and consistent with Seller’s and the Business’ past practices, and on that basis fairly present, the properties, assets, liabilities, financial position and results of operations of the Business (subject to normal, recurring year-end adjustments disclosed on Schedule 3.5(b), which do not, and will not, have any Material Adverse Effect on Seller, the Business or the Assets) as of the respective dates thereof and for the respective periods indicated.

3.6 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.6 and except as and to the extent reflected and reserved against in the Interim Financial Statements or accrued in the ordinary course of business since the date of the Interim Financial Statements, the Business has no material Liability of any nature whatsoever, including any Liabilities relating to or arising out of any act, omission, transaction, circumstance, sale of products, statement of facts or other condition that occurred or existed on or before the Closing, whether or not due or payable.

3.7 Litigation and Related Matters. There is no Proceeding pending or, to the knowledge of Seller, Threatened against, relating to or affecting the Assets or the Transactions. Seller is not subject to any currently existing Proceeding by any Governmental Authority or any other Person.

3.8 Absence of Certain Changes.

Since the date of the Interim Financial Statements, Seller has owned and operated the Assets.

3.9 Taxes.

(a) All Taxes that are due and payable by Seller through the Closing, have been timely paid, and Seller has timely filed all Tax Returns required by any Applicable Law to be filed through the Closing. All such Tax Returns are true, complete and correct.

(b) Seller has paid or has maintained adequate accruals on Seller’s books and the Interim Financial Statements for all Taxes (whether or not shown on a Tax Return and whether or not presently due and payable), including contingent Tax Liabilities, with respect to (i) all Taxable periods ending on or before the Closing Date and (ii) all Taxable periods starting before and ending after the Closing Date to the extent attributable to the portion of such periods up to and including the Closing Date.

(c) Seller is not delinquent in the payment of any Tax relating to the Business or the Assets.

(d) There is no Tax deficiency asserted against Seller, and there is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any of the Taxes of Seller or Sellers relating to the Business or the Assets, or, to the knowledge of Seller, any violation of any Applicable Law that could be asserted by any Governmental Authority.

(e) There are no Liens for Taxes against Seller upon any properties or assets of Seller (including the Assets), nor has notice been given of any event that could lead to any such Lien.

(f) No IRS, state or local Proceeding involving Seller is in progress, pending, or, to the knowledge of Seller, Threatened or contemplated and the results of any completed audits or other Proceedings are properly reflected in the Interim Financial Statements.

(g) Seller has not committed any violation of any Applicable Law regarding Taxes.

(h) All amounts required to be withheld by Seller from employees, independent contractors, shareholders, creditors or others or collected from customers for income Taxes, social security and unemployment insurance Taxes and sales, excise and use Taxes, and such Taxes to be paid by Seller or set aside in accounts for any such purpose, have either been paid to the applicable Governmental Authority or been accrued, reserved against and entered upon Seller’s books and Interim Financial Statements.

(i) Seller acknowledges that Seller is responsible for any Taxes accrued through the Closing Date.

(j) Seller is a United States person within the meaning of Section 7701(a)(30) of the Code.

Each reference to a provision in this Section 3.9 shall be treated for state, local and foreign Tax purposes as reference to analogous or similar provisions for state, local and foreign law.

3.10 Compliance with Law.

(a) Neither Seller, the Business nor the Assets is in violation of any Applicable Law, where such violation would be expected to have a Material Adverse Effect on the Seller, the Business or the Assets. Seller is not aware of, nor prior to the date hereof, has it received notice of, any past, present or future conditions, events, practices or incidents that could be expected to interfere with, or prevent the Assets’ compliance or continued compliance with, Applicable Law after the Closing.

(b) Schedule 3.10(b) sets forth all Permits and Governmental Consents necessary for, or otherwise material to, or used in, the ownership, use or operation of the Assets. Except as set forth in Schedule 3.10(b), all such Permits and Governmental Consents have been duly obtained and are in full force and effect.

3.11 Title to Assets.  Seller has good and indefeasible title to all of the Assets, including any Assets whose ownership remains listed under the prior name of Seller, S2 Golf, Inc., and the Assets are free and clear of all Liens. Except in this Agreement, Seller has not sold, transferred, leased, assigned or otherwise disposed of any of the Assets, or agreed to do so. Upon consummation of the Transactions, Purchaser will own the Assets free and clear of all Liens.

3.12 Customers.

Seller is not aware of any fact or reason that could prohibit the continuance or otherwise impair in any material respect the relationship of Purchaser with Seller’s customers after Closing. Schedule 3.12 sets forth a true and correct list of the twenty-five (25) largest customers in terms of sales during the fiscal years ended December 31, 2005, and during the year-to-date period ended June, 2006, showing the approximate total sales to each such customer during each of such periods. Except as set forth on Schedule 3.12, to Seller’s knowledge, there has not been any material adverse change in the business relationship of Seller with any customer set forth on Schedule 3.12. Except as set forth on Schedule 3.12, Seller does not currently have any material outstanding and/or unresolved claims or issues asserted by any customers. Seller does not have any prepayments or deposits of any kind from any customers.

3.13 Proprietary Rights. Seller owns or validly licenses the right to use all Intangible Assets. Seller has exercised reasonable efforts to protect its Intangible Assets. Except as reflected on Schedule 3.13, no Consent of any Person will be required for the use of the Intangible Assets by Purchaser after the consummation of the Transactions contemplated hereby, and the Transactions will not result in any breach of any agreement relating to any Intangible Assets. No claim or opposition has been asserted by any Person to the ownership of or Seller’s right to use any of the Intangible Assets or challenging or questioning the validity or effect of any license or agreement relating thereto. Each of the Intangible Assets is valid and subsisting, has not been canceled, abandoned or otherwise terminated and, if applicable, has been duly asserted, registered and filed. The Intangible Assets owned by Seller are owned free and clear of all Liens. To Seller’s knowledge, Purchaser’s use of the Intangible Assets as such assets have historically been utilized, will not infringe on or violate the rights of any other Person. No Proceedings have been instituted, are pending or, to Seller’s knowledge, Threatened or are contemplated that challenge or oppose the rights of Seller with respect to any of the Intangible Assets. Seller has not received any notice or inquiry from any Person, and is not aware of, any alleged infringement by Seller of any intellectual property right. Except as set forth on Schedule 3.13, Seller has not given nor is it bound by any agreement of indemnification in connection with any Intangible Assets.

3.14 Permits. Seller has all Permits necessary or required for the ownership of the Assets. Except as set forth on Schedule 3.14, each of the Permits is transferable, and the Permits will be transferred to Purchaser on the Closing Date, or as soon thereafter as permitted or possible, in accordance with Applicable Law or the requirements of the issuing Governmental Authority.

3.15 Product Warranties. There is no claim against or Liability of Seller on account of product warranties or with respect to the sale or distribution of products, including any amount due to any customer by reason of any understanding or agreement between Seller and any customer. There is no claim against any vendor by, or any liability of any vendor of Seller to, any customer of Seller.

3.16 Product Liability. To Seller’s knowledge, Seller does not have any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Asset.

3.17 Absence of Certain Business Practices. Neither Seller, nor any director, officer, shareholder, or employee or agent of Seller, nor any other Person acting on Seller’s behalf, has, directly or indirectly, within the past five (5) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist in connection with any actual or proposed transactions) which (a) could subject Seller or any such Person to any damage or penalty in any civil, criminal or governmental Proceeding, (b) if not given in the past, could have had a Material Adverse Effect on the Business as reflected in the Financial Statements or (c) if not continued in the future, could have a Material Adverse Effect on the Business or which could subject Seller or any such Person to suit or penalty in any private or governmental Proceeding.

3.18 Third-Party Payments. Except as set forth in Schedule 3.18, no finder, broker or other Person is entitled to any commission, fee or other compensation in connection with any of the Transactions contemplated by this Agreement.

3.19 Disclosure.

To the best of Seller’s knowledge, Seller has delivered or made available to Purchaser true, correct and complete copies of all documents listed on the Disclosure Schedule. To the best of Seller’s knowledge, there is no fact known to Seller that has specific application to the Assets that could reasonably be expected to have a Material Adverse Effect.

4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that the following are true, correct and complete as of the date of this Agreement, regardless of what investigations, if any, Seller shall have made prior hereto or prior to the Closing:

4.1 Organization. Purchaser is a limited liability company organized and validly existing under Applicable Laws of the State of Texas.

4.2 Authority Relative to this Agreement. Purchaser has full power and authority to execute, deliver and perform this Agreement (including execution, delivery and performance of the Operative Documents) and to consummate the Transactions. The execution and delivery by Purchaser of this Agreement and the Operative Documents, and the consummation of the Transactions, have been duly and validly authorized by the Board of Managers of the Purchaser and no other corporate proceedings on the part of Purchaser are necessary with respect thereto. This Agreement has been duly and validly executed and delivered by Purchaser, and constitutes a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms (subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar Applicable Laws affecting creditors’ rights generally and to general equitable principles).

4.3 Consents and Approvals. No Consent from or of any Governmental Authority or any other Person is necessary in connection with the execution, delivery or performance of this Agreement by Purchaser other than Consents which have already been obtained.

4.4 Absence of Litigation. There is no Proceeding pending, or to the knowledge of Purchaser, Threatened that would impair or infringe upon Purchaser’s ability to perform as agreed pursuant to this Agreement.

4.5 Third Party Payments. No finder, broker or other Person is entitled to any commission, fee or other compensation in connection with any of the Transactions contemplated by this Agreement as a result of any action by Purchaser.

4.6 Availability of Funds. Purchaser has sufficient cash available to enable it to consummate the Transactions, including the delivery of the Initial Cash Amount.

5.	ADDITIONAL AGREEMENTS

5.1 Purchaser Investigation.No investigations by Purchaser or its employees, representatives or agents shall reduce or otherwise affect the Liability of Seller with respect to any representations, warranties, covenants or agreements made herein or in an exhibit, schedule or other certificate, instrument, agreement or other Operative Document (including the Disclosure Schedules), executed or delivered in connection with this Agreement.

5.2 Further Assurances. At any time after the Closing Date, if any further action is necessary, proper or advisable to carry out the terms, purposes and intent of this Agreement, then, as soon as is reasonably practicable, each party to this Agreement shall take, or cause its proper officers to take, such action. Without limiting the generality of the foregoing, Seller shall execute and deliver to Purchaser such instruments of transfer as shall be reasonably necessary or appropriate to vest in Purchaser good and indefeasible title to the Assets. Each party hereto further agrees to cooperate fully with the other party after the consummation of the Transactions for the purpose of providing Purchaser with the information and access to information necessary to ensure Purchaser with a reasonably smooth transition into the ownership and use of the Assets.

5.3 ConsentsNotwithstanding any other provision of this Agreement, to the extent that the assignment by Seller of any Asset to be sold or assigned hereunder shall require the Consent of another Person thereto, the consummation of the Transactions shall not constitute an assignment or attempt at an assignment thereof if such assignment or attempted assignment would constitute a breach thereof. If any Consent of a third Person with respect to any one or more of the Assets is not obtained at or prior to Closing, each party hereto agrees to take whatever action that may be necessary to provide Purchaser with the uninhibited benefits of such Assets, subject to the assumption by Purchaser of Seller’s obligations thereunder, until such Consent is obtained.

5.4 Agreement Regarding Brokers. Each party agrees that it will pay or dispute, and hold the other parties harmless from, any claims of brokers or others for finder’s or brokerage fees or commissions asserted as a result of representations by such party to such brokers or others, regardless of whether the existence of such brokers or others are disclosed herein.

5.5 Public AnnouncementsThe parties agree to consult with each other prior to making any public announcement or other public disclosure concerning the Transactions contemplated by this Agreement. Except as otherwise required by Applicable Law, neither party shall and shall not permit any of its respective Affiliates, agents or representatives to, make, directly or indirectly, a public announcement regarding the Transactions without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. If a party is required by Applicable Law to make any such disclosure, it must provide notice of such requirement, as soon as practicable, to the other party and shall provide the other party reasonable opportunity to review and comment on any proposed announcement prior to its disclosure.

5.6 Information; Inspection of Records. Seller shall cooperate with Purchaser after the Closing by providing Purchaser, in each case without any additional consideration, but at the expense of Purchaser, promptly upon request, access to such books and records and other information regarding or relating to the Assets (but which were not included among the Assets) as may reasonably be requested from time to time by Purchaser, including any information requested in connection with the preparation or audit of Purchaser’s federal, state and local income and other Tax Returns, including disputes, refund claims or litigation relating thereto, and any other third Person litigation or investigation, if any. In such connection, Seller will afford the Purchaser’s representatives, including independent advisers and others, reasonable access to inspect books and records regarding or relating to the Assets during regular business hours and upon at least two (2) weeks’ prior written notice. As used in this Section 5.6, this right of inspection shall include the right to make extracts or copies at Purchaser’s expense..

5.7 Payment of Liabilities. Following the Closing, Seller shall pay or otherwise satisfy and discharge, in the ordinary course of business, all Liabilities, including any delinquent Tax Liabilities, relating to the Assets incurred through the Closing Date, to the extent the failure to do so would adversely impact the Purchaser or the Assets. In the event any of Seller’s payables to creditors and/or Tax Authorities are not so paid and Purchaser subsequently satisfies such payables, Purchaser may offset its payments in accordance with Section 9.6.

5.8 Mail. Purchaser, on the one hand, and Seller, on the other hand, each agree to promptly deliver to the other the original of any mail or other communication received by such party after the Closing Date that should properly be the property of the other. Purchaser, on the one hand, and Seller, on the other hand, each further agree from and after the Closing Date to promptly deliver to the other any monies, checks or other instruments of payment to which the other party is entitled hereunder, together with a reasonable accounting therefor.

5.9 Change of Name. On the Closing Date, Seller shall execute and, promptly thereafter, file with the Secretary of State of New Jersey such documents and resolutions as are necessary to change Seller’s name to another name that is not deceptively similar to any name used by Seller prior to the Closing Date and, upon receipt of a certified copy of an Amendment to Seller’s Certificate of Incorporation reflecting the name change, Seller shall promptly deliver to Purchaser a copy of the certified Amendment to Seller’s Certificate of Incorporation. Further, Seller shall, within five (5) days following the Closing, execute and file with the Secretary of State of New Jersey and such other appropriate authorities in any other jurisdiction, such documents and/or instruments necessary to abandon Seller’s use of the names “Women’s Golf Unlimited,” “WGU”, “Square Two” or “Lady Fairway.” Subject to the License Agreement, Seller further agrees not to operate any future or present business activity under any name or assumed/fictitious names similar to any name previously used by Seller and regarding or relating to the Assets.

5.10 Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”), if any, shall be borne solely by Seller and Seller shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes and, if required by Applicable Law, Purchaser will join in the execution of any such Tax Returns and other documentation. Seller and Purchaser shall each use commercially reasonable efforts to secure the availability of any applicable Transfer Tax exemption if such Transfer Tax would result from the consummation of the Transactions contemplated by this Agreement.

5.11 Inventory.

(a) Between the Closing Date and when Seller’s inventory is sold in its entirety, and upon reasonable advance notice to Seller from Purchaser, Purchaser may, in its sole discretion, purchase and acquire, from time to time from Seller, at a purchase price equal to Seller’s landed cost (i.e., the sum of the unit purchasing cost and the shipping cost), all or any portion of Seller’s then existing inventory, wherever located, including all finished goods, works in process, raw materials, spare parts and all other materials and supplies historically used by Seller in the production of finished goods relating to the WGU Trademarks (collectively, the “Inventory”).

(b) From and after the Closing Date, Seller shall not purchase or acquire, or agree to purchase or acquire, without the prior written consent of Purchaser which may be withheld in Purchaser’s sole discretion, any new Inventory (including raw materials, supplies or other materials which would be included in Inventory).

5.12 Warranty Claims. On and after the Closing Date, any Liability of Seller under its standard warranty agreement(s) given by Seller to its former customers in the ordinary course of business prior to the Closing Date (each a “Warranty Claim”) (other than any Liability arising out of or related to a breach of such warranty agreement(s) that occurred and was known to Seller prior to the Closing Date) shall be treated as follows:

(a) During the Earn Out Period, and provided that Seller continues its operations, Purchaser may in its discretion honor on a reasonable businesslike basis any Warranty Claims. Purchaser shall be entitled to reimbursement from Seller for any Warranty Claims honored pursuant to this Section 5.12(a) promptly upon notice to Seller specifying in reasonable detail the amount of such Warranty Claims undertaken by Purchaser; provided, however, that the failure to give such notice and/or notice of a claim will not constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to Purchaser by reason of its discharge of Seller’s Liabilities under this Section 5.12(a).

(b) If Seller ceases operations prior to the end of the Earn Out Period, Purchaser shall be responsible for honoring all Warranty Claims and may offset amounts paid in satisfaction of such Warranty Claims against the Earn Out Obligation, pursuant to Section 9.5 of the Agreement.

(c) Upon termination of the Earn Out Period, Purchaser may, at its sole discretion, honor all Warranty Claims; provided, however, that, upon exercise of such discretion, Purchaser may not, thereafter, seek reimbursement from Seller therefor.

5.13 Confidentiality.

Purchaser agrees that any information contained in any Schedule or Exhibit to this Agreement or otherwise provided to Purchaser pursuant to this Agreement shall be held by Purchaser as confidential information in accordance with, and shall be subject to the terms of, that certain letter confidentiality agreement, dated June 26, 2006, by and between Seller and Purchaser Parent (the “Confidentiality Agreement”). The terms of the Confidentiality Agreement are hereby incorporated by reference herein and shall continue in full force and effect, and if this Agreement is terminated or if the Closing shall not have occurred for any reason whatsoever, the Confidentiality Agreement shall thereafter remain in full force and effect in accordance with its terms.

5.14 Limited License Agreement.

In order to facilitate the sale of the Inventory and collection of Seller’s receivables, Purchaser and Seller shall enter into a Limited License Agreement at Closing, in the form set forth in Exhibit D hereto, pursuant to which Purchaser shall grant Seller a royalty-free Limited license to use the WGU Trademarks for the sole purpose of selling the Inventory until such time as the Inventory is sold, or otherwise disposed of, in its entirety not to exceed the duration of the Earn Out Period plus 60 days thereafter under any circumstances.

6.	CONDITIONS TO CLOSING

The obligation of the parties to consummate the Transactions is subject to the fulfillment, on or before the Closing Date, of all of the following conditions, all of which, with the exception of Section 6.1, may be waived by either party, at its sole discretion, with respect to the other party:

6.1 Shareholder Approval.

The Agreement and the Transactions shall have been approved by Seller’s shareholders in accordance with Seller’s bylaws and Applicable Law.

6.2 Due Performance.

The parties shall each have fully performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with.

6.3 Accuracy of Representations and Warranties.

All representations and warranties of the parties set forth in this Agreement shall be true and correct at the Closing in all material respects, as though made on and as of the Closing Date.

6.4 No Legal Prohibition

On the Closing Date, no Proceeding shall be pending that seeks to enjoin, restrain or prohibit the parties, or to obtain substantial damages from either Purchaser or Seller, in respect of the consummation of the Transactions.

6.5 Fairness Opinion.

At or prior to the Closing, Seller shall provide Purchaser with a Fairness Opinion from a mutually agreed upon third-party provider.

7.	TERMINATION

7.1 Termination by Mutual Consent.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date by mutual written consent of Purchaser and Seller.

7.2 Termination by Either Party.

The Agreement may be terminated and the Transactions may be abandoned by either Purchaser or Seller:

(a) if the Closing shall not have occurred by February 15, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Transactions to be consummated;

(b) if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Transactions shall become final and non-appealable; or

(c) if there has been a material breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement that, alone or together with any or all other such breaches, would prevent any of the conditions set forth in Section 6 from being satisfied (other than by waiver) prior to the Termination Date and that is not curable or, if curable, is not cured within twenty (20) days after written notice of such breach is given by the non-breaching party of the other party.

7.3 Effect of Termination

In the event of termination of this Agreement, this Agreement shall become void and of no effect with no liability on the party of any party hereto, except that the provisions of Sections 5.5, 5.13, 7 and 10 shall remain in full force and effect; provided, however, that nothing in this Section 7.3 shall be deemed to relieve any party hereto of any liability or Damages resulting from any breach of this Agreement.

8.	CLOSING

The closing for the consummation of the Transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Chicago Title Company Dallas, Texas 75201, no later than three (3) business days after approval by Seller’s shareholders of the Agreement and the Transactions (the “Closing Date”); provided that it is anticipated that the parties will effect the Closing remotely in accordance with Section 8.15.

9.	INDEMNIFICATION

9.1 Survival. The representations and warranties set forth herein shall survive the execution and delivery of this Agreement, the respective Operative Documents and the Closing and shall fully expire and terminate twelve (12) months after the Closing Date.

9.2 Indemnification by Seller. Seller covenants and agrees to defend, indemnify and hold Purchaser, Purchaser Parent, and their respective Affiliates, including but not limited to directors, members, officers, managers, employees, agents, representatives, successors and assignees (collectively, “Purchaser Indemnitees”) harmless from and against any and all Damages, Liabilities (joint or several), and Proceedings, of any kind or nature whatsoever , directly or indirectly resulting from relating to or arising out of:

(a) any breach of, or any inaccuracy in, any representation or warranty of Seller (or any alleged breach or inaccuracy in a representation or warranty, if any third party alleges facts that, if true, would constitute a breach of inaccuracy in such representation or warranty) contained herein or in any document or instrument executed and delivered pursuant hereto or thereto, including any Operative Document;

(b) the non-performance (partial or total) of any covenant or obligation to be performed by Seller contained herein or in any document or instrument executed and delivered pursuant hereto or thereto, including any Operative Document;

(c) any Liability of Seller of any nature arising out of the conduct of the Business or any use or ownership of any of the Assets on or prior to the Closing Date;

(d) any Excluded Liability;

(e) Transaction Expenses of Seller; and

(f) the failure or alleged failure of Seller or any Affiliate of Seller to pay when due any Tax, satisfy any Tax Liability or to withhold for any Tax or for failing or allegedly failing to accurately complete any Tax Return due with regard thereto, in each case relating to the ownership, use and/or operation of the Assets and/or the Business on or prior to the Closing Date, but only to the extent such failure would adversely impact Purchaser’s use of the Assets, and/or, subject to Section 5.10, based on any Tax triggered by, based on, arising out of, or attributable to the Transactions contemplated or effected hereunder.

9.3 Indemnity by Purchaser. Purchaser covenants and agrees to defend, indemnify and hold Seller and Seller’s Affiliates, including but not limited to directors, officers, managers, employees, agents, representatives, successors and assignees (collectively, “Seller Indemnitees”) harmless from and against any and all Damages, Liabilities (joint or several), and Proceedings, of any kind or nature whatsoever , directly or indirectly resulting from relating to or arising out of:

(a) any breach of, or any inaccuracy in, any representation or warranty of Purchaser (or any alleged breach or inaccuracy in a representation or warranty, if any third party alleges facts that, if true, would constitute a breach of inaccuracy in such representation or warranty) contained herein or in any document or instrument executed and delivered pursuant hereto or thereto, including any Operative Document;

(b) the non-performance (partial or total) of any covenant or obligation to be performed by Purchaser contained herein or in any document or instrument executed and delivered pursuant hereto or thereto, including any Operative Document;

(c) any Liability of Purchaser of any nature arising out of the use or ownership of any of the Assets after the Closing Date by Purchaser;

(d) Transaction Expenses of Purchaser; and

(e) the failure or alleged failure of Purchaser or any Affiliate of Purchaser to pay when due any Tax, satisfy any Tax Liability or to withhold for any Tax or for failing or allegedly failing to accurately complete any Tax Return due with regard thereto, in each case relating to the ownership, use and/or operation of the Assets after the Closing Date, and/or, subject to Section 5.10, based on any Tax triggered by, based on, arising out of, or attributable to the Transactions contemplated or effected hereunder.

9.4 Defense of Third-Party Claims. If a claim for indemnity is to be made by a Purchaser Indemnitee or Seller Indemnitee (an “Indemnified Person”) against Seller or Purchaser, as the case may be (the “Indemnifying Person”), the Indemnified Person shall give written notice to the Indemnifying Person as soon as practical after the Indemnified Person becomes aware of any fact, condition or event that may give rise to a claim for which indemnification may be sought under this Article 9. If any lawsuit or enforcement action is filed against an Indemnified Person, written notice thereof shall be given to the Indemnifying Person as promptly as practicable (and in any event within fifteen (15) days after the service of the citation or summons); provided, however, that failure to give such notice shall not preclude such Indemnified Person’s right to indemnification hereunder. Nothing contained herein shall preclude an Indemnified Person from taking any action deemed reasonably necessary or appropriate in response to any third-party claims during such interim period. An indemnification claim may, at the option of the Indemnified Person, be asserted as soon as any situation, event or occurrence has been noticed by the Indemnified Person regardless whether actual harm has been suffered or out-of-pocket expenses incurred. After such notice, if the Indemnifying Person acknowledges in writing to the Indemnified Person within ten (10) days of receiving notice that the Indemnifying Person shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the Indemnifying Person shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys reasonably acceptable to the Indemnified Person to handle and defend the same, at the Indemnifying Person’s cost, risk and expense, provided that the Indemnifying Person and its counsel shall proceed with diligence and in good faith with respect thereto. If the Indemnifying Person decides not to participate or does not respond within ten (10) days of receiving notice from the Indemnified Person, then the Indemnified Person shall be entitled, at the Indemnifying Person’s expense, to defend, conduct, settle or compromise such matter with counsel selected by the Indemnified Person. The Indemnified Person may, at the Indemnifying Person’s cost, participate in the investigation, trial and defense of such lawsuit or action or any appeal arising therefrom. The Indemnifying Person shall have the right to settle or compromise monetary claims. As to any other type of claim, however, the Indemnifying Person shall first obtain the prior written consent from the Indemnified Person, which consent shall be exercised in the Indemnified Person’s sole discretion. If the Indemnifying Person has acknowledged to the Indemnified Person its obligation to indemnify hereunder, the Indemnified Person shall not settle such lawsuit or enforcement action without the prior written consent of the Indemnifying Person, and the Indemnifying Person may not settle or compromise any claim over the objection of the Indemnified Person; provided, however, if the settlement or compromise does not result in any Liability to the Indemnified Person or otherwise require the Indemnified Person to take any action or to refrain from taking any action, consent to such settlement or compromise shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Person shall keep the Indemnified Person fully apprised of the status of the suit, action or proceeding and shall make the Indemnifying Person’s counsel available to the Indemnified Person, at the Indemnifying Person’s expense, upon the reasonable request of the Indemnified Person. The Indemnified Person shall cooperate in all reasonable respects with the Indemnifying Person in connection with any such claim and shall make personnel, books and records and other information relevant to the claim available to the Indemnifying Person to the extent that such personnel, books and records and other information are in the possession and/or control of the Indemnified Person. Notwithstanding anything to the contrary contained in this Section 9.4, if the Indemnifying Person fails to respond to any service of citation or notice contemplated herein, or to prosecute the defense of such action or lawsuit in a diligent manner, the Indemnified Person shall be entitled to notify the Indemnifying Person in writing and take over the defense in such matter and to settle the action or lawsuit following twenty (20) days prior notice to the Indemnifying Person, both at the expense of the Indemnifying Person.

9.5 Limitations.

Notwithstanding anything contained in this Agreement to the contrary, neither party shall be liable to indemnify the other party:

(a) for Damages pursuant to Sections 9.2 or 9.3, as the case may be, until the aggregate amount of all such Damages exceeds $50,000 and then the Indemnifying Person shall be liable only to the extent that such Damages exceed $50,000;

(b) for any Damages claimed pursuant to Sections 9.2 or 9.3, as the case may be, in excess of $600,000 in the aggregate plus the Earn Out Obligation;

(c) for any claim as to which either party, or any Affiliate, agent or representative of such party, had knowledge of the material facts or circumstances underlying such claim prior to the Closing Date.

9.5 Offset. Purchaser shall be entitled to offset during the Earn Out Period against any sums due and owing to Seller, including amounts due under the Earn Out Obligation, Liabilities of Seller to Purchaser arising out of an obligation for indemnification pursuant to this Article 9.

9.6 No Third-Party Beneficiaries. The foregoing indemnification is given solely for the purpose of protecting the Purchaser Indemnitees and Seller Indemnitees and lenders of the Purchaser to whom Purchaser assigns its rights hereunder, and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon, any other Person.

10.	GENERAL PROVISIONS AND OTHER AGREEMENTS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if and when delivered personally or transmitted by telex or telecopy (receipt confirmed), mailed by registered or certified mail (return receipt requested) or sent by a recognized next business day courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Purchaser or Purchaser Parent:

WGU, LLC
2801 East Plano Parkway
Plano, Texas 75074
Attention: Chief Financial Officer
Facsimile: (972) 673-9897

with a copy (which shall not constitute notice) to the following:

Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Attention: Joseph A. Hoffman, Esq.
Facsimile: (214) 659-4861

(b)	If to Seller:

Women’s Golf Unlimited, Inc.
c/o Robert Ross, Chairman
160 Buckthorn Rd.
Bayden, PA 15005
Attention: Robert Ross
Facsimile: (724) 935-6422

with a copy (which shall not constitute notice) to:

Squire, Sanders & Dempsey L.L.P.
4900 Key Tower, 127 Public Square
Cleveland, Ohio 44114
Attention: Mary Ann Jorgenson, Esq.
Facsimile No.: (216) 479-8780

10.2 Fees and Expenses. Seller and Purchaser shall each pay all of their respective fees, costs and expenses (including those of accountants, appraisers and attorneys) incurred in connection with or related to the preparation, negotiation, execution, delivery, satisfaction, compliance and consummation of this Agreement and the Transactions contemplated hereby.

10.3 Interpretation; Construction. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Terms such as “herein,” “hereof,” “hereinafter” refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear and unless the context otherwise requires. Terms used in the plural include the singular, and vice versa, unless the context otherwise requires. The parties hereto acknowledge that each party was represented by legal counsel or had the opportunity to obtain legal counsel in connection with this Agreement and that each party and each party’s counsel, as applicable, have reviewed this Agreement or have had an opportunity to do so, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

10.4 Parties in Interest.Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than Purchaser and Seller and their respective successors and permitted assigns, and nothing in this Agreement is intended to relieve or discharge the obligation or Liability of any third Person to any party to this Agreement, nor shall any provisions give any third Person any right or subrogation against any party to this Agreement.

10.5 Governing Law.This Agreement shall be construed and enforced in accordance with the substantive laws of the State of Texas without reference to the conflict of law provisions thereof.

10.6 Incorporation by Reference.The Disclosure Schedules and any other Schedules and exhibits hereto shall be deemed incorporated by reference in this Agreement.

10.7 Entire Agreement; Amendment; Waiver. This Agreement, the Disclosure Schedules and the Operative Documents constitute the entire Agreement between Seller and Purchaser pertaining to the subject matter contained herein and therein and supersedes all prior agreements, representations, and all understandings of the parties. No supplement, modification or amendment of this Agreement or any such other instruments shall be binding unless expressed as such and executed in writing by Purchaser and Seller. No waiver of any of the provisions of this Agreement or any such other instruments shall be deemed to be or shall constitute a waiver of any other provisions hereof or thereof, whether or not similar, nor shall any such waiver constitute a continuing waiver. No waiver shall be binding unless expressed as such in a document executed by the party making the waiver.

10.8 Assignment; Binding Effect. This Agreement may not be assigned by operation of law or otherwise, except that the rights of the Purchaser hereunder may be assigned to lenders of Purchaser, if any. Notwithstanding any provision hereof, Purchaser may assign all or part of its rights under this Agreement to any of Purchaser’s subsidiaries or to a successor by merger, consolidation or other business combination, and such assignee of Purchaser, shall thereafter receive and enjoy the benefits of all of Seller’s obligations hereunder with respect to the rights so assigned. This Agreement shall be binding on and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto, but nothing contained in this paragraph shall be construed as a consent to any assignment of this Agreement by either Purchaser or Seller unless otherwise set out herein.

10.9 Severability. If any term or other provision of this Agreement or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement, or remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated to the fullest extent possible.

10.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11 Headings. The headings of this Agreement are for convenience only and do not constitute a part of this Agreement.

10.12 Arbitration.

(a) If the parties are unable to resolve any controversy, dispute or claim arising out of, or relating to, this Agreement (any such controversy, claim or dispute, a “Dispute”) on or before the 30th day following the receipt by the parties of written notice of such Dispute from the other party, which notice describes in reasonable detail the nature of the dispute and the facts and circumstances relating thereto, the parties shall, by delivery by one party of written notice to the other party, require that representatives of the parties meet at a mutually agreeable time and place in an attempt to resolve such Dispute. Such meeting shall take place on or before the 15th day following the date of the notice requiring such meeting, and if the Dispute has not been resolved within fifteen (15) days following such meeting, unless the parties agree to an extension, any one or more of the parties shall cause such Dispute to be settled by final and binding arbitration in Dallas, Texas. Each party hereto hereby consents to the jurisdiction of the arbitrators and waives any objection to the jurisdiction of such arbitrator. The obligation shall be initiated by filing a written demand for arbitration with the Judicial Arbitration and Mediation Services (“JAMS”), with a copy to the other party or parties, within thirty (30) days following the expiration of such 15-day period. The arbitration will be conducted in accordance with the provisions of the Comprehensive Arbitration Rules of JAMS in effect at the time of filing of the demand for arbitration; provided that the parties agree that each party to the Dispute shall have discovery to the extent provided by the arbitrators.

(b) Purchaser, on the one hand, and Seller, on the other hand, will appoint one person to hear and determine the Dispute within fifteen (15) days after receipt of notice of arbitration from the noticing party. The two (2) persons so chosen will select a third impartial, neutral arbitrator, and their majority decision will be final and conclusive upon both parties hereto. If either Purchaser, on the one hand, or Seller, on the other hand, fails to designate its arbitrator within twenty (20) days after the notice provided for herein, then the arbitrator designated by the one will act as the sole arbitrator and will be deemed to be the single, mutually approved arbitrator to resolve the controversy. In the event the parties are unable to agree upon a rate of compensation for the arbitrators, they will be compensated for their services at a rate to be determined by the JAMS.

(c) The party who is the prevailing party in any arbitration proceeding commenced hereunder shall be entitled, as a part of the arbitration award, to petition the arbitrators to award the costs and expenses (including reasonable attorneys’ fees and interest from the date due until paid at the maximum rate allowable by law on any award) of investigating, preparing and pursuing an arbitration claim as such costs and expenses are determined by the arbitrators.

(d) Purchaser, on the one hand, and Seller, on the other hand, shall each deposit one half of all estimated fees and expenses of the arbitration proceeding with the JAMS within fourteen (14) days after a Dispute has been submitted to arbitration.

(e) THE ARBITRATOR OR ARBITRATORS SHALL NOT BE EMPOWERED TO AWARD DAMAGES IN EXCESS OF COMPENSATORY DAMAGES (WHICH COMPENSATORY DAMAGES INCLUDE REASONABLE ATTORNEYS FEES AND EXPERT WITNESS FEES) AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO RECOVER SUCH DAMAGES (INCLUDING PUNITIVE DAMAGES) IN ANY FORUM.

(f) The arbitrators will, upon the request of any party, issue a written opinion of their findings of fact and conclusions of law.

10.13 Jurisdiction; Venue

The parties hereto agree that any suit, action or proceeding involving, arising out of, or relating to the enforcement of the arbitration provisions of Section 10.12 shall be instituted only in the state or federal courts in Collin County, Texas. Application shall also be made to such court to confirm, modify or vacate any decision or award of the arbitrators, for an order of enforcement and for any other remedies, including equitable remedies, which may be necessary to effectuate such decision or award. Each party waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding in [Collin County, Texas and any defense of inconvenient forum and irrevocably submits to the jurisdiction of any of the federal or state courts in Collin County, Texas in any such suit, action or proceeding. The provisions of this Section 10.13 shall be specifically enforceable against the parties. Process in any action or proceeding relating to this Agreement and the arbitration provisions of Section 8.13 may be served on any party anywhere in the world.

10.14 Execution by Facsimile; Delivery of Original Signed Agreement; Counterparts.

This Agreement may be executed by facsimile, and shall be deemed effectively executed upon the receipt by Purchaser and Seller of the last page of this Agreement duly executed by the other parties hereto. Each party to this Agreement agrees to deliver two (2) original, inked and signed copies of this Agreement within four (4) days of faxing the executed last page hereof.

10.15 Disclosure Schedules.

Each of the statements made in the Disclosure Schedules shall be deemed a representation and warranty of Seller as if such statements were set forth herein. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules in relation to a specifically identified representation or warranty), those in this Agreement shall control. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. Any matter disclosed in any Disclosure Schedule shall be deemed to be disclosed with respect to any other representation or warranty of Seller to the extent that it is disclosed in such a way as to make its relevance to such other section reasonably apparent on its face.

10.16 Purchaser Parent Guarantee

(a) Purchaser Parent hereby unconditionally guarantees to Seller the prompt performance of all of Purchaser’s payment and other obligations (including the payment of any indemnification obligations) hereunder and payment of all amounts or performance of all obligations that Purchaser may be obligated to pay or perform in connection with any of the terms of this Agreement or the Operative Documents.

(b) Purchaser Parent is a Limited Liability Partnership incorporated and validly existing under Applicable Laws of the State of Texas. .

(c) Purchaser Parent has full power and authority to execute, deliver and perform this Agreement and to consummate the Transactions. The execution and delivery by Purchaser Parent of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Purchaser Parent are necessary with respect thereto. This Agreement has been duly and validly executed and delivered by Purchaser Parent, and constitutes a legal, valid and binding obligation of Purchaser Parent enforceable in accordance with its terms (subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar Applicable Laws affecting creditors’ rights generally and to general equitable principles).

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or have caused this Agreement to be executed by their duly authorized officers.

PURCHASER:

WGU, LLC

By: /s/ O.G. Brewer, III
Name: O.G. Brewer, III
Title: President & CEO

PURCHASER PARENT:

ADAMS GOLF, LTD.

By: /s/ O.G. Brewer, III
Name: O.G. Brewer, III
Title: President & CEO

SELLER:

WOMEN’S GOLF UNLIMITED, INC.

By: /s/ Douglas A. Buffington
Name: Douglas A. Buffington
Title: President

EXHIBIT A

Agreement to Preserve Corporate Opportunity

AGREEMENT TO PRESERVE CORPORATE OPPORTUNITY

THIS AGREEMENT TO PRESERVE CORPORATE OPPORTUNITY (this “Agreement”) is dated __________, 200__, by and among WGU, LLC, a Texas limited liability company (“Buyer”), and Women’s Golf Unlimited, Inc., a New Jersey corporation (the “Company”).

RECITALS:

Concurrently with the execution of this Agreement, for good and valuable consideration, the Company is selling certain assets (the “Assets”) to Buyer pursuant to the terms and conditions of that certain Asset Purchase Agreement, dated as of December 15, 2006 (the “Purchase Agreement”), by and among Buyer and the Company. Pursuant to Section 2.6(a) of the Purchase Agreement, the Company is executing and delivering to Buyer this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.	Definitions. Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Asset Purchase Agreement.

The term “Confidential Information” means all of the confidential and proprietary information relating to the Assets existing as of the date hereof and/or hereafter in possession of the Company relating to the Assets, including all information and compilations of information of any kind, type or nature (tangible and intangible, written or oral, and including information contained, stored or transmitted through any electronic medium) relating to the financial conditions, results of operations, business, properties or future prospects of Assets as utilized by the Buyer, special arrangements regarding the pricing and purchase of products or services including proprietary methods, cost information, customer and potential customer lists and contact information, pricing and volume by customer, customer preferences, supplier information, agency and contractor relationships and contact information, sales and profit information, goodwill, any other trade secrets, including information concerning services and products, developments, techniques, processes, formulae, know-how, new service, product and marketing plans, inventions, discoveries, patent applications, ideas, designs, drawings, test data, computer programs, software (including object code and source code), databases, technologies, systems, structures and architectures, methods, research, procurement and sales activities and procedures, promotion and pricing techniques and credit and financial data concerning customers and potential customers for products and services related to or resulting from utilization of the Assets, and technical proprietary information and any other intangible assets whether communicated orally, electronically, in writing or in any other tangible media. Confidential Information shall not include information that (a) is generally available to the public or that is customarily and generally available for other businesses in the same industry; (b) hereafter becomes, through no act or failure to act on the part of the Company, generally known or available in the public domain; or (c) is hereafter furnished to the Company by a third party, as a matter or right and without restriction on disclosure.

2.
Acknowledgments by the Company. The Company acknowledges that (a) Buyer has required that the Company make the covenants set forth in Sections 3 and 4 of this Agreement as a condition to the consummation of the transactions contemplated by the Purchase Agreement; (b) the covenants in Sections 3 and 4 are essential elements of the proposed transaction and protect the vital interests of Buyer; (c) the provisions of Sections 3 and 4 of this Agreement are reasonable and necessary to protect and preserve the business of the Company, and (d) Buyer would be irreparably damaged if the Company were to breach the covenants set forth in Sections 3 and 4 of this Agreement.

3.
Nondisclosure and Nonuse of Confidential Information. In connection with and as a result of the transactions contemplated by the Purchase Agreement, the Company shall possess and receive from Buyer Confidential Information, including under Section 2.3 of the Purchase Agreement. Therefore, from and after the date of this Agreement, the Company agrees that it will not, at any time, disclose to any unauthorized Persons or use for its own account (except as it relates to the enforcement of the Company’s rights and obligations under the Purchase Agreement) or for the benefit of any third Person any Confidential Information, whether the Company has such Confidential Information in the memory of its officers, directors and/or employees or Affiliates or embodied in writing or other physical or tangible form or media, without the Buyer’s express written consent, which may be withheld in the Buyer’s sole discretion, unless the communication of such Confidential Information is in response to a valid order by a court or other Governmental Authority or is otherwise required by Applicable Law (but only to the extent of such order or requirements and after prompt written notice to the Buyer of such order or requirement). The Company agrees to use commercially reasonable efforts, upon request from time to time, to locate and provide to Buyer such specific items of Confidential Information that may be reasonably requested by Buyer from time to time, whether embodied in electronic, hard copy or any other form, that the Company may then possess or have under its control.

4.	Prohibited Activities. As an inducement for Buyer to consummate the transactions contemplated in the Purchase Agreement, the Company to the extent provided in this Agreement, agrees that:

4.1 For a period of twenty-four (24) months following the date hereof:

(a) Neither the Company nor any of its affiliated entities will, directly or indirectly, in New Jersey, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, or lend money or credit to any business whose products or activities compete, directly or indirectly, with the design, manufacture, assembly, marketing and/or or sale of products or services utilizing the Assets; provided, however, that the Company or its affiliated entities may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and further provided that the Company and/or its affiliated entities will, in no way, participate, either directly or indirectly, in the management, operation or other activities of such enterprise. For the purposes of this Section 4(a)(i), an “affiliated entity” shall explicitly exclude the Company’s officers, directors and employees and the parties agree that the prohibitions set forth in this Section 4(a)(i) shall not apply to such officers, directors and employees.

(b) Neither the Company nor its Affiliates will, directly or indirectly, either for themselves or any other Person, (a) induce or attempt to induce any current independent contractor or other Persons providing services to the Buyer in connection with its utilization of the Assets to cease providing services to the Buyer or its Affiliates, (b) in any way interfere with the relationship between the Buyer or its Affiliates and any current employee or independent contractor of the Buyer or its Affiliates or any other Person providing services to the Buyer or its Affiliates in connection with their utilization of the Assets, (c) knowingly employ or otherwise engage or hire (including participating in the interviewing, selecting, recruiting, screening, hiring, training or on-boarding) as an employee, independent contractor or otherwise, any independent contractor of the Buyer or its Affiliates or any Person who has been such an independent contractor of the Buyer or its Affiliates within the twelve (12) months preceding the date hereof, in each case in connection with Buyer’s utilization of the Assets, or (d) induce or attempt to induce any customer, supplier, licensee or business relation of the Buyer or its Affiliates to cease doing business with the Buyer or its Affiliates, or in any way interfere with the relationship between any current customer, supplier, licensee or business relation and the Buyer or its Affiliates.

(c) Neither the Company nor its Affiliates will, directly or indirectly, either for themselves or any other Person, solicit the business of, or contact or engage in business with, any Person known to any of them to be a current customer of the of the Buyer or its Affiliates with respect to products or services that utilize the Assets.

(d) Each of the Sellers and the Company agrees that the restrictions set forth above are ancillary to or part of otherwise enforceable agreements, are supported by independent valuable consideration, and that the limitations as to time, geographical area, and scope of activity to be restrained by this Section 4 are reasonable and acceptable in all respects, do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of Buyer and its ownership of the Assets, and are more than adequately paid for in the significant consideration derived by the Company, directly or indirectly, under the Purchase Agreement. The Company ratifies the restrictions set forth in this Section 4, agrees not to challenge, and covenants not to sue Buyer or its Affiliates regarding, the enforceability of the covenants stated herein.

4.2 The parties agree that, if for any reason the court disagrees with the agreements and the acknowledgements of the parties in this Agreement, the court will have jurisdiction to modify any of the covenants of this Section 4 in accordance with the respective court’s ruling as to reasonableness or scope of application and that, consistent with Section 10 of this Agreement, this Agreement shall remain enforceable and in force as modified or amended. In the event of a breach by the Company of any covenant set forth in Section 4(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach. The Company’s obligations under this Section shall survive the Closing.

4.3 The covenants of the Company contained in this Section 4 will be construed as independent of any other provision in this Agreement, the Purchase Agreement, any of the Operative Documents or any related agreements, and the existence of any claim or cause of action by the Company against Buyer or its Affiliates will not constitute a defense to the enforcement by Buyer of such covenants. The Company further agrees that notwithstanding any other alleged breach of this Agreement, the provisions of this Section 4 will be valid and binding upon the Company.

5.	Remedies. If the Company breaches the covenants set forth in Sections 3 or 4 of this Agreement, Buyer will be entitled to all of the following remedies:

5.1 The recovery from the Company of all losses relating to or arising from such breaches;

5.2 Injunctive or other equitable relief without posting bond to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 3 and 4 of this Agreement, it being agreed that money damages alone would be inadequate to compensate Buyer and would be an inadequate remedy for such breach; and/or

5.3 Any other rights Buyer may have at law, in equity or under contract.

The rights and remedies of the parties to this Agreement are cumulative and not alternative.

6.
Successors and Assigns. This Agreement will be binding upon Buyer, the Company and their respective Affiliates will inure to the benefit of Buyer, and its successors and assigns. This Agreement may be assigned by Buyer to its successors by merger, consolidation, business combination, conversion or sale of all or substantially all of Buyer’s assets, but may not be assigned by the Company.

7.
Waiver. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Applicable Law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable, except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

8.
Governing Law; Jurisdiction. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Texas without regard to any conflicts or choice of law principles that would require the application of the laws other than the internal laws of the State of Texas. The parties (a) hereby irrevocably submit to the jurisdiction of the state courts of Collin County, Texas, and to the jurisdiction of the United States District Court for the Northern District of Texas, for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any document collateral hereto or the subject matter hereof or thereof brought by any party or their respective successors or assigns and (b) hereby waive, and agree not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Agreement or any document collateral thereto or the subject matter hereof or thereof may not be enforced in or by such court, and (c) hereby waive and agree not to seek any review of the decision of a Collin County, Texas state or federal court by any court of any other jurisdiction that may be called upon to grant enforcement of the judgment of any such Collin County, Texas state or federal court.

9.
Entire Agreement. This Agreement, the Purchase Agreement and any of the Operative Documents or related agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended, except by a written agreement executed by the parties.

10.
Severability. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 4 of this Agreement are held to be unreasonable, arbitrary, against public policy or otherwise unenforceable as written, such covenants will be considered divisible with respect to time, geographic area, and scope of activity to be restrained and in such lesser time, geographic area, and scope of activity to be restrained will be effective, binding, enforceable and in force against the Company.

11.
Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.
Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “including” and “includes” do not limit the preceding words or terms.

13.
Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Buyer:

WGU, LLC
2801 East Plano Parkway
Plano, Texas 75054
Attention: Chief Financial Officer
Facsimile: (972) 673-9897

with copies (which shall not constitute notice) to the following:

Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Attention: Joseph A. Hoffman, Esq.
Facsimile: (214) 659-4861

If to the Company:

Women’s Golf Unlimited, Inc.
c/o Robert Ross, Chairman
160 Buckthorn Rd.
Bayden, PA 15005
Attention: Robert Ross
Facsimile: (724) 935-6422

with a copy to:

Squire, Sanders & Dempsey L.L.P.
4900 Key Tower, 127 Public Square
Cleveland, Ohio 44114
Attention: Mary Ann Jorgenson, Esq.
Facsimile No.: (216) 479-8780

14.	No Third Party Beneficiaries. No person, firm or corporation other than Buyer and the Company shall have any rights under this Agreement or the provisions contained herein.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

BUYER:

WGU, LLC

By: ______________________________
Name: ____________________________
Title: _____________________________

THE COMPANY:
WOMEN’S GOLF UNLIMITED, INC.

By: ______________________________
Name: ____________________________
Title:  _____________________________

EXHIBIT B

Assignment of Proprietary Rights

PROPRIETARY RIGHTS ASSIGNMENT

THIS PROPRIETARY RIGHTS ASSIGNMENT (“Agreement”) is dated [_________, 200__], by and between WOMEN’S GOLF UNLIMITED, INC., a New Jersey corporation (the “Assignor”) and WGU, LLC, Texas limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor and Assignee have entered into that certain Asset Purchase Agreement, dated as of December 15, 2006 (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, Assignor desires to convey to Assignee all of Assignor’s collective rights, titles and interests to the Assets as defined and described in the Asset Purchase Agreement; and

WHEREAS, Assignor and Assignee desire to execute a document suitable for recordation of the assignment of the Assets to Assignee pursuant to the Purchase Agreement;

NOW, THEREFORE, for and in consideration of these premises, the mutual covenants and undertakings herein contained and for other good and valuable consideration, the full receipt and sufficiency of which are hereby expressly acknowledged and confessed and intending to be legally bound hereby, the parties hereto agree as follows:

1.
Conveyance of Proprietary Rights to Assignee. Assignor does hereby sell, convey, transfer, assign and deliver unto Assignee and its successors and assigns, all of the rights, titles, privileges and interests of Assignor, as of the date hereof, in, to and under all the Assets (as defined in the Purchase Agreement) including, without limitation, those described in Schedule 2.1(a) attached to the Purchase Agreement (which is incorporated by reference herein and made a part hereof for all purposes), all good will associated with the Assets, and the right to sue for any past, present and future infringements or other unauthorized uses of the foregoing and to collect any damages therefor. Without limiting the generality of the foregoing, Assignor shall execute and deliver to Assignee any instruments, documents or agreements required by any registrar, hosting service or other Person with respect to the transfer of any of the Assets.

2.
Covenants, Representations and Warranties. This Proprietary Rights Assignment is executed pursuant to the Purchase Agreement, and all of the terms and conditions of the Purchase Agreement are part of this Proprietary Rights Assignment as if fully incorporated herein. Without limiting the generality of the foregoing, the Assets are transferred and sold subject to and with the benefit of the representations, warranties and covenants contained in the Purchase Agreement, including any exceptions thereto. Assignor hereby covenants, represents and warrants that (a) Assignor is rightfully and absolutely possessed of and entitled to transfer the interest in each of the Assets as such interest is described in Section 1 above and hereby sold, conveyed, transferred or assigned and that Assignor has all the rights, titles, interests and authority to sell, convey, transfer and assign the interest transferred in the Assets as such interest is described in Section 1 above to Assignee, its successors and assigns according to this Agreement, (b) Assignee shall immediately upon its execution and delivery of this Agreement have possession of and may from time to time and at all times hereafter peaceably and quietly have, hold, possess and enjoy the interest transferred in the Assets as such interest is described in Paragraph 1 above and hereby sold, conveyed, transferred and assigned to and for Assignee’s own use and benefit without any manner of hindrance, interruption, claim or demand whatsoever of, from or by Assignor or any Person (as defined in the Purchase Agreement) whomsoever and with good and indefeasible title thereto, free and clear and absolutely released and discharged from and against all Liens of whatever kind or character and (c) neither the validity of any of the Assets nor Assignor’s ownership rights thereto have ever been questioned.

3.
Further Assurances. Assignor hereby covenants and agrees with Assignee, its successors and assigns that Assignor will, from time to time and at all times hereafter, upon every reasonable request of Assignee, its successors or assigns, make, do and execute or cause and procure to be made, done and executed all such further acts, deeds or assurances as may be reasonably required by Assignee, its successors or assigns, whether for more effectually and completely vesting in Assignee, its successors or assigns the Assets hereby sold, conveyed, transferred or assigned in accordance with the terms hereof or for the purpose of registration or otherwise.

4.
Power of Attorney. The Assignor hereby constitutes and appoints Assignee its true and lawful attorney-in-fact, with full power of substitution and resubstitution, in the name of Assignor or Assignee but on behalf and for the benefit of Assignee, to demand, collect and receive for the account of Assignee all of the Assets hereby sold, conveyed, transferred or assigned to Assignee or intended so to be; to institute or prosecute, in the name of Assignor or otherwise, all Proceedings (as defined in the Purchase Agreement) that Assignee may deem necessary or convenient in order to realize upon, affirm or obtain title to, or possession of, or to collect, assert or enforce any property, claim, right or title of any kind in or to the Assets hereby sold, conveyed, transferred or assigned to Assignee or intended so to be; and to do all such acts and things in relation thereto as Assignee shall deem reasonably desirable. Assignor agrees that the foregoing powers are coupled with an interest and are and shall be irrevocable by Assignor, assuming such power of attorney is reasonably exercised.

5.
Assignor as Trustee. Assignor hereby declares that, as to any of the Assets of the Assignor intended to be sold, conveyed, transferred or assigned to Assignee, its successors and assigns hereby the title to which, for any reason, has not passed to Assignee, its successors and assigns by virtue of this Agreement or any transfers or conveyances that may from time to time be executed and delivered in pursuance of the foregoing covenants, Assignor holds the same in trust for Assignee, its successors and assigns to sell, convey, transfer and assign the same as Assignee may from time to time direct.

6.
Controlling Agreement. It is contemplated that Assignor may, at any time or from time to time, execute, acknowledge and deliver one or more separate instruments of assignment and conveyance relating to certain of the Assets. No such separate instrument of assignment or conveyance shall limit the scope and effect of this Agreement. In the event that any conflict or ambiguity exists as between this Agreement and any such separate instrument of assignment, the terms and provisions of this Agreement shall govern and be controlling.

7.
Governing Law. The validity, interpretation and performance of this Agreement and any dispute connected herewith shall be governed by and construed in accordance with the substantive laws of the State of Texas, excluding any conflicts of law rule or principle which might refer same to another jurisdiction.

8.
Arbitration. If any Dispute or other matter in dispute hereunder is brought against either party hereto, such Dispute or other matter shall be resolved in accordance with Section 10.12 of the Purchase Agreement.

9.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

10.	Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the parties.

11.
Descriptive Headings. The descriptive headings of the several paragraphs, subparagraphs and clauses of this Agreement were inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

12.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

ASSIGNOR:
WOMEN’S GOLF UNLIMITED, INC.

By: ______________________________
Name: ____________________________
Title: _____________________________

STATE OF ___________	§

§

COUNTY OF ________	§

BEFORE ME, the undersigned authority, on this day personally appeared _________________________, ______________ of Women’s Golf Unlimited, Inc., known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, in the capacity therein stated, and as the act and deed and with full authority of said corporation.

GIVEN UNDER MY HAND AND SEAL OF OFFICE on this the ____ day of _________, 2006.

                                                                        ______________________________________
Notary in and for the State of ______________
My Commission Expires:

_____________________

ASSIGNEE:
WGU, LLC

By: ______________________________
Name: ____________________________
Title: _____________________________

STATE OF TEXAS	§

§

COUNTY OF ________	§

BEFORE ME, the undersigned authority, on this day personally appeared __________, ___________ of WGU, LLC, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, in the capacity therein stated, and as the act and deed and with full authority of said corporation.

GIVEN UNDER MY HAND AND SEAL OF OFFICE on this the ____ day of _________, 2006.

                                                                        ______________________________________
Notary in and for the State of Texas

My Commission Expires:
_____________________

EXHIBIT C

Bill of Sale

BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”) effective as of this [___day of ________, 200__], is between WOMEN’S GOLF UNLIMITED, INC., a New Jersey corporation (“Assignor”), WGU, LLC, a Texas limited liability company (“Assignee”). All capitalized terms used herein and not defined shall have the meanings assigned to them in the Purchase Agreement (as defined below).

WHEREAS, Assignor and Assignee have entered into that certain Asset Purchase Agreement, dated as of December 15, 2006 (the “Purchase Agreement”), pursuant to which, among other things, Assignee will purchase from Assignor the Assets; and

WHEREAS, in order to effectuate the simultaneous sale and purchase of the Assets, Assignor is executing and delivering this Bill of Sale to Assignee.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Assignor hereby agrees as follows:

A G R E E M E N T S:

1.
Conveyance of Assets. On and subject to the terms and conditions of this Bill of Sale and the Asset Purchase Agreement, Assignor hereby SELLS, CONVEYS, TRANSFERS, ASSIGNS and DELIVERS unto Assignee and its successors and assigns, forever, all the Assets.

2.	Assumption of Liabilities. This Bill of Sale is made without assumption of any Liabilities of Assignor.

3.
Further Assurances; Power of Attorney. From time to time, as and when requested by Assignee, Assignor shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to carry out the purposes of this Bill of Sale. Assignor hereby constitutes and appoints Assignee its true and lawful attorney-in-fact, with full power of substitution and resubstitution, in the name of Assignor or Assignee but on behalf and for the benefit of Assignee, to demand, collect and receive for the account of Assignee all of the Assets hereby sold, conveyed, transferred or assigned to Assignee or intended so to be; to institute or prosecute, in the name of Assignor or otherwise, all proceedings that Assignee may deem necessary or convenient in order to realize upon, affirm or obtain title to or possession of or to collect, assert or enforce any property, claim, right or title of any kind in or to the Assets hereby sold, conveyed, transferred or assigned to Assignee or intended so to be; and to do all such acts and things in relation thereto as Assignee shall deem reasonably desirable. Assignor agrees that the foregoing powers are coupled with an interest and are and shall be irrevocable by Assignor, assuming such power of attorney is reasonably exercised.

4.
Controlling Agreement. It is contemplated that Assignor may, at any time or from time to time, execute, acknowledge and deliver one or more separate instruments of assignment and conveyance relating to certain of the Assets. No such separate instrument of assignment or conveyance shall limit the scope and effect of this Bill of Sale. In the event that any conflict or ambiguity exists as between this Bill of Sale and any such separate instrument of assignment, the terms and provisions of this Bill of Sale shall govern and be controlling.

5.
Governing Law. The validity, interpretation and performance of this Bill of Sale and any dispute concerned herewith shall be governed by and construed in accordance with the substantive laws of the State of Texas, excluding any conflicts of law rule or principle which might refer same to another jurisdiction.

6.
Arbitration. If any Dispute or other matter in dispute hereunder is brought against either party hereto, such Dispute or other matter shall be resolved in accordance with Section 10.12 of the Purchase Agreement.

7.
Purchase Agreement. This Bill of Sale is executed pursuant to the Purchase Agreement and the terms and conditions of the Purchase Agreement, including the representations and warranties concerning the Assets conveyed hereby, are part of this Bill of Sale as if fully incorporated herein. The Assets are transferred and sold subject to and with the benefit of the representations, warranties and covenants contained in the Purchase Agreement, including any exceptions thereto.

8.	Successors and Assigns. This Bill of Sale shall bind Assignor and its successors and assigns and inure to the benefit of Assignee and its successors and assigns.

9.	Amendment. This Bill of Sale may be amended, modified or supplemented only by an instrument in writing executed by the parties.

10.
Descriptive Headings. The descriptive headings of the several paragraphs, subparagraphs and clauses of this Bill of Sale were inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

11.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

EXECUTED EFFECTIVE as of the date first written above.

ASSIGNOR:

WOMEN’S GOLF UNLIMITED, INC.

By: __________________________
Name: ________________________
Title: _________________________

ASSIGNEE:

WGU, LLC

By: __________________________
Name: ________________________
Title: _________________________

EXHIBIT D

License Agreement

LIMITED LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”), dated as of ________, 2006 (the “Effective Date”) is by and between WGU, LLC, a Texas limited liability company with a principal place of business located at 2801 East Plano Parkway. Plano, Texas 75074 (“Licensor”), and WOMEN’S GOLF UNLIMITED, INC., a New Jersey corporation with a principal place of business located at 18 Gloria Lane, Fairfield, New Jersey, 07004-3306 (“Licensee”). All terms not otherwise defined herein shall have the meanings attributed to them in that certain Asset Purchase Agreement, dated as of December 15, 2006, by and among Licensor, Licensee and Adams Golf, Inc. (the “Asset Purchase Agreement”).

RECITALS:

WHEREAS, pursuant to the terms of the Asset Purchase Agreement, Licensee has assigned and transferred to Licensor the trademarks, designs, logos, labels and slogans set forth on Annex A (collectively, the “Marks”), and, as a result, Licensor owns such Marks, which have been and will be utilized in connection with the marketing and sale of certain golf products and services; and

WHEREAS, Licensee desires to obtain from Licensor a limited license to use the Marks during the Term (as herein defined) to enable it to market, liquidate and sell Licensee’s remaining inventory set forth on Annex B (the “Remaining Inventory”) and to collect Licensee’s outstanding accounts receivable (together with the marketing, liquidation and sale of the Remaining Inventory, the “Permitted Uses”);

NOW, THEREFORE, Licensor and Licensee hereby agree as follows:

1.
Grant of License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a fully paid, nontransferable, royalty-free limited license to use the Marks during the Term of this Agreement in the Continental United States solely for the purpose of marketing, liquidating and selling the remaining Inventory set forth on Annex B and collecting Licensee’s outstanding accounts receivable.

2.
Impairment of Mark /Goodwill. Licensee will not at any time do or cause to be done any act or thing in any way impairing or tending to impair any part of the Licensor’s right, title and interest in and to the Marks. Licensee will not in any manner represent that it has any ownership or other interest in the Marks or contest or challenge Licensor’s rights in the Marks, and Licensee acknowledges that use of the Marks shall not create in Licensee's favor any right, title or interest in the Marks, but instead, all uses of the Marks by Licensee (except for Permitted Uses) and all goodwill arising therefrom shall belong to, and inure solely to the benefit of, Licensor.

3.	Unauthorized Use of the Mark. During the Term of this Agreement, Licensee agrees not to sublicense, assign, or in any way transfer its rights hereunder to any third party.

4.
Infringement/Unauthorized Use of the Mark. The parties agree to notify each other promptly in the ordinary course of business in the event any party believes that any of the Marks is being infringed or adversely affected by any unauthorized and unlawful use by third parties. The parties agree to cooperate with each other in the protection and enforcement of the rights of the Marks against any unauthorized use by third parties, provided that Licensor shall be solely responsible for all monetary obligations and liabilities with respect thereto, except to the extent such unauthorized use results from or arises out of Licensee’s breach of this Agreement in which case Licensee shall be solely responsible for all such obligations and liabilities.

5.
No Representations or Warranties. Licensor does not make any representation or warranty of any kind to Licensee, including any representation or warranty regarding the quality, use or noninfringing nature of any of the Marks.

6.
Indemnification. Subject to the warranty claims provision set forth in Section 5.12 of the Purchase Agreement, Licensee agrees, in addition to any other rights or remedies of Licensor, to defend, indemnify and hold Licensor harmless from any and all losses, damages liabilities or expenses arising out of, resulting from, or incurred in connection with, the Licensee’s use of the Marks, or from any consumer complaint, claim or legal action whatsoever, alleging damages, death, illness or injury, or otherwise resulting from the purchase or use of any of the Remaining Inventory whether foreseen or unforeseen.

7.	Term and Termination.

7.1 The term of this Agreement (the “Term”) shall commence on the Effective Date and shall terminate on the date that is 60 days after the end of the Earn Out Period, unless and until otherwise terminated in accordance with the terms of this Agreement.

7.2 Licensor may terminate this Agreement at any time for Licensee’s material breach of this Agreement, provided that Licensor has provided Licensee with written notice of such material breach and Licensee has failed to cure such breach within twenty (20) days of receipt of such notice. Upon termination of the Agreement, all rights in and to the Marks shall remain with Licensor, Licensee’s rights to use the Marks shall automatically cease and Licensee shall have no right to continue using the Marks and shall immediately discontinue all use of the Marks and any trade symbol or designation confusingly similar thereto.

8.
Compliance with Laws. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED ACCORDING TO THE STATE OF TEXAS AND IN CONFORMANCE WITH ALL APPLICABLE STATE, FEDERAL AND LOCAL LAWS, ORDINANCES, ORDERS, DIRECTIVES, RULES, AND REGULATIONS OF ANY GOVERNMENTAL BODY OR AGENCY HAVING JURISDICTION. ANY LITIGATION, SPECIAL PROCEEDING OR OTHER PROCEEDING AS BETWEEN THE PARTIES THAT MAY BE BROUGHT, OR ARISE OUT OF, IN CONNECTION WITH, OR BY REASON OF, THIS AGREEMENT SHALL BE BROUGHT IN THE APPLICABLE STATE OR FEDERAL COURTS IN COLLIN COUNTY, TEXAS, WHICH COURTS SHALL BE THE EXCLUSIVE COURTS OF JURISDICTION AND VENUE FOR ANY ACTION OR CLAIM ARISING UNDER THIS AGREEMENT, AND EACH OF THE PARTIES HERETO AGREES TO WAIVE ANY OBJECTION IT MAY HAVE TO PERSONAL JURISDICTION THEREIN.

9.
Injunctive Relief. Licensee understands and agrees that (a) violation in any material respect of any of the provisions of this Agreement by Licensee will cause immediate and irreversible harm to Licensor; (b) Licensor in such event will have no adequate remedy at law; and (c) Licensor in such even will be entitled to immediate restraint and preliminary and other injunctive relief, without any requirement to post bond, against any violation of this Agreement by Licensee. Any injunctive relief sought by Licensor will be in addition to, and in no way in limitation of, any remedies or rights to recover damages that Licensor may have at law or in equity for the enforcement of this Agreement.

10.
Notices. All notices or other communications required by or relating to this Agreement or the subject matter hereof shall be in writing and shall be personally delivered, sent by facsimile or telex (confirmation received), or mailed, by certified mail, postage prepaid, or sent by a recognized next business day courier to the parties at the following addresses:

Licensor:

WGU, LLC
2801 East Plano Parkway
Plano, Texas 75074
Attention: Mr. Eric Logan
Facsimile: 972-673-9200

With a copy (which shall not constitute notice) to the following:

Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Attention: Joseph A. Hoffman, Esq.
Facsimile: 214-659-4861

Licensee:

Women’s Golf Unlimited, Inc.
c/o Robert Ross, Chairman
160 Buckthorn Rd.
Bayden, PA 15005
Attention: Robert Ross
Facsimile: (724) 935-6422

with a copy (which shall not constitute notice) to:

Squire, Sanders & Dempsey, L.L.P.
4900 Key Tower
127 Public Square
Cleveland, Ohio 44114-1304
Attention: Mary Ann Jorgenson, Esq.
Facsimile: 216-479-8780

or to such other address as may be designated in written notice to the other parties. All notices, requests, consents and demands hereunder will be effective when personally delivered or sent by facsimile or telex, three days after being mailed, or one business day after being sent by a recognized next business day courier.

11.
Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

12.
Severability. If any provision of this Agreement is declared or found illegal, unenforceable or void, then all parties will be relieved of all obligations arising under such provision, but unenforceable or void, then all parties will be relieved of all obligations arising under such provision, but only to the extent that such provision is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement will be deemed amended by modifying the provision to the minimum extent necessary to make it legal and enforceable while preserving the intent of such provision or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objective. If the remainder of this Agreement will not be affected by the declaration or finding and can be substantially performed, then each provision not so affected will be enforced to the extent permitted by law.

13.	General.

13.1 This Agreement may not be modified, altered, amended, or terminated except by the written agreement of each of the parties.

13.2 Any waiver, variation or amendment of any term or condition of this Agreement will be effective only if signed by authorized representatives of both parties hereto.

13.3 The parties agree to perform all acts and execute all instruments necessary or appropriate to carry out the terms of this Agreement.

13.4 This Agreement together with the Asset Purchase Agreement and all exhibits hereto and thereto set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all prior or contemporaneous representations, understandings and agreements, oral or written, made between the parties affecting the subject matter hereof, and all such prior or contemporaneous representations, understandings and agreements are hereby terminated.

13.5 Headings used in this Agreement are for convenience only and will not be deemed to be operative text.

13.6 Terms of gender will be deemed interchangeable, as will singular and plural terms, in each case unless the context otherwise requires. The term “includes” and “including” means includes or including without limitation.

(Signature page follows)

IN WITNESS WHEREOF, this Agreement has been duly executed by the authorized officers of the parties hereto as of the day and year first above written.

Licensor:	Licensee:

WGU, LLC	WOMEN’S GOLF UNLIMITED, INC.

By: _________________________	By: _______________________
Name: _________________________	Name: ______________________
Title: _____________________	Title:______________________

ANNEX A

MARKS

ANNEX B

REMAINING INVENTORY